                        COMPUTATION OF PER SHARE EARNINGS





                                   EXHIBIT 11

                           OMNI MULTIMEDIA GROUP, INC.
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                                   (Unaudited)

                                           Three Months Ended                        Six Months Ended
                                 September 27, 1997   September 28, 1996  September 27, 1997   September 28, 1996
                                 ------------------   ------------------  ------------------   ------------------
  Net income(loss)                  ($2,927,409)         ($2,824,993)         ($5,711,695)         ($4,644,997)
                                    ============         ============         ============         ============
  Primary weighted common
   shares outstanding
  Common Stock                       10,154,574            4,033,232           10,154,574            3,961,591
  Stock options                              --                   --                   --                   --
  Stock warrants                             --                   --                   --                   --
                                    ------------         ------------         ------------         ------------
                                     10,154,574            4,033,232           10,154,574            3,961,591
                                    ============         ============         ============         ============
  Primary net income (loss)
    per share                            ($0.29)              ($0.70)               (0.56)               (1.17)

Fully diluted weighted
 common shares outstanding:

    Common Stock                     10,154,574            4,033,232           10,154,574            3,961,591
    Stock Options                            --                   --                   --                   --
    Stock Warrants                           --                   --                   --                   --
    Shares attributable
      to Preferred Stock
      converted using the
      if converted method                37,774              400,217               37,774              471,858
                                    ------------         ------------         ------------         ------------

  Fully diluted weighted
  average shares                     10,192,348            4,433,449           10,192,348            4,433,449
                                    ============         ============         ============         ============

  Fully diluted net income
  (loss) per share                       ($0.29)              ($0.64)               (0.56)               (1.05)
                                    ============         ============         ============         ============

